Exhibit 10.1

Fifth Amendment to

The Master Services Agreement

Between Elevance Health and American Well Corporation

This Fifth Amendment (“Amendment”) dated and effective as of January 01, 2026 (“Amendment Effective Date”) is by and between Elevance Health, Inc., on behalf of itself and its Affiliates (“Elevance Health”) and American Well Corporation (“Supplier”) and amends that certain Master Services Agreement between the parties dated January 01, 2023 (the “Agreement”).

RECITALS

WHEREAS, the Parties desire to amend the Master Services Agreement to update the Contract Term, Medicaid Exhibits, Required Information Security Controls (RISC) Exhibit, and add a provision pertaining to Artificial Intelligence (AI).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and undertakings described in this Amendment, the parties, intending to be legally bound, hereby agree to amend the Agreement as follows:

1.
Conflict of Terms, Definitions. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control. Unless otherwise specified in this Amendment, all capitalized terms shall have the meaning given to them in the Agreement.
2.
Term. Section 7 Term: Termination is deleted in its entirety and replaced with the below Section 7 in Attachment 1 hereto.
3.
Medicaid Exhibits. All States Medicaid Exhibits link is updated with Exhibit E in Attachment 1.
4.
Artificial Intelligence. Section 18-Artificial Intelligence provision in Attachment 1 is hereby added to the Agreement.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

5.
RISC Exhibit. Exhibit A-RISC is deleted in its entirety and replaced with the following Exhibit A-RISC in Attachment 1.

6.
No Other Modifications. Except as provided herein, the terms and conditions of the Agreement shall remain the same, in full force and effect.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the Amendment Effective Date indicated above.

American Well Corporation	Elevance Health, Inc.
Elevance Health

/s/ Anna Nesterova	/s/ Chad R Frost
Signature	Signature

Anna Nesterova	Chad R Frost
Printed Name	Printed Name

Deputy General Counsel, Head of Legal	Director, Strategic Sourcing
Title	Title

12-23-2025	12/24/2025
Date	Date

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

ATTACHMENT 1

TERM; TERMINATION.

7.1 Agreement. The term of this Agreement shall begin on January 1, 2026 and shall end January 1, 2029 unless earlier terminated in accordance with this Agreement (the “Initial Term”). Upon expiration of the Initial Term, this Agreement will automatically renew for successive one (1) year terms (each an “Extension Term”, and collectively, the “Term”), unless either party provides the other with notice of its intent to terminate pursuant to Section 7.4, provided however, that upon expiration, any SOW(s) then in effect that have specified a term longer than the Term stated above shall continue to be subject to the terms and conditions contained in this Agreement.

7.2 Termination for Supplier’s Breach. Elevance Health, in its sole discretion, may suspend or terminate the entire Agreement or any one or all Statements of Work (i) immediately upon a Security Incident, if Supplier is in breach of Sections 9 (Security), 10 (Confidentiality), or (ii) upon thirty (30) days written notice and opportunity to cure in the event of a material breach by Supplier if Supplier has not remedied such breach within thirty (30) days of its receipt of written Notice from Elevance Health of such breach. Should Supplier again materially breach the Agreement in substantially the same manner as a prior material breach by Supplier within one (1) year of such prior material breach, Elevance Health may terminate any or all Statements of Work or this entire Agreement upon no less than ten (10) business days written notice.

7.3 Termination for Elevance Health’s Breach. Subject to the following sentence, Supplier may terminate a SOW upon written notice in the event of a material breach of such SOW by Elevance Health or an Elevance Health Affiliate if Elevance Health or an Elevance Health Affiliate has not remedied such breach within thirty (30) days of its receipt of written notice from Supplier of such breach. Prior to issuing any notice of termination and within the thirty day cure period, Supplier shall escalate the matter to Elevance Health executives pursuant to the informal dispute resolution procedures set forth in Section 16 (Dispute Resolution).

7.4 Termination for Convenience. Elevance Health may terminate this Agreement or any one or all Statements of Work issued hereunder, in whole or in part, for any or no reason upon three hundred sixty-five (365) days’ advance written notice to Supplier.

7.5 Termination Due to Insolvency. Either Party may terminate this Agreement or any SOW immediately upon the occurrence of any of the following events with respect to the other Party: (a) the other Party becomes insolvent, generally unable to pay its debts as they become due, or makes an assignment for the benefit of its creditors or seeks relief under any bankruptcy, insolvency or debtor’s relief law; (b) if proceedings are commenced against the other Party under any bankruptcy, insolvency or debtor’s relief law, and such proceedings have not been vacated or set aside within sixty (60) days from the date of commencement thereof; (c) a receiver is appointed for the other Party or its material assets; or (d) if the other Party is liquidated, dissolved or ceases operations.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

7.6 Termination Upon Change of Control of Supplier Involving Elevance Health Competitor. If a change in Control of Supplier occurs, such that Supplier is controlled by an Elevance Health Competitor, then Elevance Health may at its option, terminate this Agreement or any SOW, in whole or in part, by giving Supplier at least thirty (30) days’ prior written notice and designating a date upon which such termination will be effective. Any such notice must be given within six (6) months of Supplier’s provision of written notice to Elevance Health of such change in Control. For this purpose, “Control” and its derivatives means the legal, beneficial or equitable ownership, directly or indirectly, of at least fifty percent (50%) of the aggregate of all voting equity interests in an entity or equity interests having the right to at least fifty percent (50%) of the profits of Supplier or, in the event of dissolution, to at least fifty percent (50%) of the assets of an entity and, if Supplier is a partnership, also includes the holding by an entity of the position of sole general partner in Supplier.

7.7 Effect of Termination or Expiration. In the event that Elevance Health terminates a SOW pursuant to the terms contained in such SOW, Elevance Health may, in its sole discretion, simultaneously terminate other Statements of Work materially and adversely affected by such termination or expiration. Notwithstanding the foregoing, the termination of a particular SOW, or portion of a SOW, shall not result in the termination of the Agreement unless such termination explicitly provides for termination of the entire Agreement between the Parties. However, termination of the Agreement shall serve to terminate all Statements of Work unless such notice of termination specifies otherwise. All sections identified as surviving the termination of a SOW, as well as Sections 3.5 (Record Retention), 4 (Services), 8 (Intellectual Property Ownership), 9 (Security), 10 (Confidentiality), 13 (Indemnification), 14 (Limitation of Liability) and 16 (Dispute Resolution) inclusive, shall survive the expiration or termination of the Agreement. In the event of termination for any reason of any SOW, Elevance Health shall pay Supplier any undisputed Fees and/or expenses owed in accordance with such SOW up to the effective date of termination. If the Agreement includes Deliverables, Supplier shall promptly deliver such Deliverables, in whatever stage of completion, to Elevance Health. The return or destruction of Confidential Information upon termination is addressed in Section 10.5 of the original MSA.

7.8 Continuity of Care. If Online Care Group, PC (including its affiliates, “Amwell Medical Group”) is required either by applicable law or by contract with Elevance Health or its Affiliate(s) to continue delivery of care to Elevance Health members for any period after the date of termination of this Agreement or any applicable SOW (the “Continuity of Care Period”), then notwithstanding the termination date or anything to the contrary, Elevance Health will be deemed to have invoked Section 4.11 (Transition Assistance) of the Agreement and the terms of such SOW and this Agreement will continue in effect during the Continuity of Care Period. During any such Continuity of Care Period, Supplier shall continue performing the Services under such SOW and the Agreement, as applicable, and Elevance Health shall continue to pay Supplier the fees for the Services at the existing SOW rate until the Continuity of Care Period expires.

EXHIBIT “E”

STATE MEDICAID ATTACHMENTS

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Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Section 18 Artificial Intelligence

Artificial Intelligence: The Parties agree to work in good faith to negotiate and finalize mutually acceptable terms governing Vendor’s use of AI Technologies in delivering the Services and Deliverables under this Agreement. Vendor and Elevance Health will use reasonable efforts to amend this Agreement to include such AI Technology-related provisions within ninety (90) days following the Effective Date, and upon approval of Elevance Health’s governance committee process. “AI Technologies” means a system, application, algorithm, statistical model or other technology that can perform tasks that typically require human intelligence, including understanding natural language, recognizing patterns, solving problems, making predictions, making decisions and interpreting and processing data or that are prompted by inputs it receives to produce outputs, such as predictions, classifications, prescribed actions, content, recommendations or decisions. AI Technologies include: machine learning-based algorithms for health risk estimation; machine learning-based algorithms for claims or clinical request processing; machine learning-based algorithms for optimization of member engagement strategies; applications of neural networks and deep learning, evolutionary and genetic computation, reinforcement learning, and supervised or unsupervised machine learning; computer vision (e.g., object recognition, image understanding); speech and audio processing (e.g., speech recognition and production); natural language processing (e.g., machine translation, language generation); and audio and video manipulation technologies (e.g., voice cloning, deepfakes).

EXHIBIT A

Required Information Security Controls Exhibit

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.